 Exhibit 99.1

Berkshire Hills and Brown & Brown Announce Definitive Agreement to Sell Berkshire Insurance Group to Brown & Brown of Massachusetts

BOSTON – August 24, 2021 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) and Brown & Brown, Inc. (NYSE: BRO) today announced the execution of a definitive agreement for the sale of the assets and operations of Berkshire Insurance Group, Inc. (BIG), a subsidiary of Berkshire Hills, to Brown & Brown of Massachusetts, LLC, a subsidiary of Brown & Brown. The transaction is subject to customary conditions and is expected to be completed in the third quarter.

BIG has been providing insurance coverage to customers across the Northeast since its inception in 2000, growing into one of the largest insurance agencies in Western Massachusetts. They provide personal and commercial property and casualty insurance solutions.

“Consistent with Berkshire’s Exciting Strategic Transformation (BEST) program, this transaction allows us to simplify our operating model, repurpose valuable resources and redeploy capital to support core businesses and strategic initiatives that will enhance long term stakeholder value,” stated Berkshire CEO, Nitin J. Mhatre. “As a result of this transaction, we will record a net gain on sale of approximately $0.55 per share on a GAAP basis in the third quarter, and anticipate $0.02 lower earnings per share in the second half of 2021.”

Sean Gray, President & COO of Berkshire Bank added, “Berkshire has entered into an exciting partnership with Brown & Brown through which we will be able to serve our customers better with an expanded offering of insurance solutions. I also want to thank the dedicated team of employees at BIG, whom I’ve had the privilege of working alongside for the past ten years, for their contributions to Berkshire and all our communities. I know they will continue to serve Berkshire customers well in their new roles with Brown & Brown.”

Brown & Brown has offered positions to existing BIG employees resulting in no job eliminations. Following the acquisition, BIG will become a new stand-alone operation within Brown & Brown’s Retail Segment under the leadership of John Flaherty. BIG’s offices in Greenfield, Longmeadow, Pittsfield, Stockbridge, and Westfield, Massachusetts will continue to operate from their current locations, and its other locations will physically combine with existing Brown & Brown offices. In addition, through a partner relationship, Berkshire Bank will continue to refer customers to Brown & Brown. Don McGowan, a Regional President in Brown & Brown’s Retail Segment with responsibility for various offices in Massachusetts and the Northeast, will oversee the new, combined operations.

McGowan stated, “This transaction allows us to further expand our footprint in Massachusetts with several new strategic locations that we believe enable us to better serve our customers. We are excited to welcome all of the talented BIG teammates to the Brown & Brown organization and look forward to finding fresh opportunities to offer a wide range of insurance products and services to new and existing customers.”

RBC Capital Markets is acting as financial advisor to Berkshire and Luse Gorman, PC is acting as legal advisor to Berkshire on this transaction.

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly and digitally to empower the financial potential of people, families and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves. Headquartered in Boston, Berkshire has $12.3 billion in assets and operates 115 banking offices primarily in New England and New York.

ABOUT BROWN & BROWN, INC.

Brown & Brown, Inc. (NYSE: BRO) is a leading insurance brokerage firm, delivering risk management solutions to individuals and businesses since 1939. With more than 11,000 teammates in more than 300 locations across the U.S. and select global markets, we are committed to providing innovative strategies to help protect what our customers value most. For more information, please visit bbinsurance.com.

FORWARD-LOOKING STATEMENTS

This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire's and Brown & Brown’s filings with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. Such factors include those factors relevant to the consummation and integration of the announced acquisition, including any matters analyzed in the due diligence process, and material adverse changes in the business and financial condition of the seller, the buyer, or both, and their respective customers. All forward-looking statements made herein are made only as of the date of this release, and neither Berkshire nor Brown & Brown undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which either party hereafter becomes aware.

BERKSHIRE BANK CONTACTS	BROWN & BROWN CONTACT

Investor Relations Contacts

Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:

Gary Levante, SVP, Corporate Responsibility & Culture
Email: glevante@berkshirebank.com
Tel: (413) 447-1737

R. Andrew Watts Chief Financial Officer (386) 239-5770